Camden National Corporation Reports 4% Increase in Earnings for the First Quarter of 2012

CAMDEN, Maine, April 24, 2012 /PRNewswire/ -- Camden National Corporation (NASDAQ: CAC; "Camden National" or "the Company") reported net income of $6.6 million for the first quarter of 2012, an increase of $244,000, or 4%, compared to the first quarter of 2011. Earnings per diluted share increased to $0.86 for the first quarter of 2012, from the $0.83 reported for the first quarter of 2011.

"Although the economic environment continues to be challenging, we are pleased to report that our earnings have remained strong," said Gregory A. Dufour, president and chief executive officer of Camden National Corporation. "Our return on assets increased to 1.15% for the first quarter of 2012, compared to 1.11% for the same period a year ago, and return on equity was 12.01% and 12.45% for the first quarters of 2012 and 2011, respectively."

First Quarter 2012 Financial Highlights

  Earnings growth – net income grew 4% compared to a year ago, translating to a return on assets of 1.15%.
  Higher capital levels – Tier 1 leverage capital ratio increased to 9.70% at March 31, 2012, up from 8.93% a year ago.
  Stable revenue – non-interest income increased 2% and net interest income declined 1% from a year ago.
  Lower operating costs – non-interest expense decreased 3% compared to the first quarter of 2011.
  Stability of asset quality – non-performing asset levels have been consistent over the last three quarters and total past due loans have declined since year-end.

"Beyond strong financial results, our shareholders and customers want a bank they can trust," said Dufour. "I am proud to say that we were recently recognized by Forbes as one of America's '100 Most Trustworthy Companies.' This recognition reflects our culture and the service we provide to our customers, which are fundamental to being a trustworthy community bank."

Balance Sheet

Total assets at March 31, 2012, were $2.3 billion, an increase of $841,000 compared to March 31, 2011. At March 31, 2012, total loans were $1.5 billion, a decrease of $11.1 million, or 1%, compared to a year ago. The decrease in total loans was primarily related to the residential real estate portfolio, which declined $12.7 million as a result of the continued sale of thirty-year fixed rate mortgages, and a $2.5 million decline in the commercial loan portfolios, partially offset by an increase in the home equity portfolio of $3.8 million.

Total deposits were $1.6 billion at March 31, 2012, an increase of $11.1 million, or 1%, from a year ago. Core deposits, representing checking, savings, and money market accounts, grew $61.2 million, or 6%, partially offset by a $70.5 million decline in retail certificates of deposit as customers continue to migrate away from time deposits. The overall growth across the core deposit products reflects excess customer liquidity.

Asset Quality and the Provision for Credit Losses

"Camden National's overall credit quality remained stable during the first quarter of 2012," said Dufour. "Over the last three quarters, the non-performing asset level remained consistent; however, we continue to see a shift in our non-performing asset mix, with the stabilization of commercial credits and increased stresses in the residential and consumer portfolios."

Non-performing assets of $29.2 million, or 1.25% of total assets, at March 31, 2012, improved slightly compared to $29.3 million, or 1.27% of total assets, at December 31, 2011. The annualized net charge-offs of 0.26% for the first quarter of 2012 were lower than the fourth quarter 2011 ratio of 0.39%, and the allowance for credit losses to total loans decreased to 1.51% at March 31, 2012, compared to 1.52% at December 31, 2011. The provision for credit losses for the first quarter of 2012 was $1.0 million compared to $1.1 million for the same period a year ago.

Net Interest Income

Net interest income for the first quarter of 2012 was $18.4 million, a decrease of $188,000, or 1%, compared to the same period a year ago. The decrease in net interest income was primarily due to a $26.4 million decline in our average earning assets and a slight decline in our tax equivalent net interest margin of 1 basis point, to 3.48%, partially offset by a $40.3 million increase in average demand deposits and shareholders' equity.

Our average cost of interest-bearing liabilities decreased 34 basis points to 1.03% during the first quarter of 2012, compared to 1.37% for the same period in 2011, as we continued to lower deposit rates and experienced deposit growth in lower-costing core deposits. Yields on our earning assets declined 34 basis points to an average of 4.34% during the first quarter of 2012, from 4.68% in 2011, as cash flows were reinvested at lower rates.

Non-Interest Income and Non-Interest Expense

Non-interest income for the first quarter of 2012 was $5.2 million, an increase of $110,000, or 2%, compared to the same period in 2011. The increase was primarily due to an increase in mortgage banking income of $256,000 and a $183,000 increase in gains on the sale of securities, partially offset by a decline in bank-owned life insurance, resulting from non-recurring proceeds of $170,000 received during the first quarter last year.

Non-interest expense of $12.9 million for the first quarter of 2012 decreased $366,000, or 3%, compared to the first quarter of 2011. The decrease was primarily due to a $268,000 reduction in regulatory assessments as a result of a lower FDIC deposit assessment rate, a $184,000 decrease in consulting and professional fees, and $133,000 in reduced advertising costs. Other real estate owned ("OREO") and collections costs increased 27%, primarily due to the ongoing foreclosure costs associated with our consumer portfolio and a $96,000 increase in losses on the sale of OREO properties during the first quarter of 2012.

Dividends and Capital

The board of directors approved a dividend of $0.25 per share, payable on April 30, 2012, to shareholders of record on April 13, 2012. This resulted in an annualized dividend yield of 2.84%, based on the March 30, 2012, closing price of Camden National's common stock of $35.15 per share as reported by NASDAQ.

Camden National's total risk-based capital ratio increased to 16.16% at March 31, 2012, compared to 15.10% at March 31, 2011, as capital levels increased from retained earnings. Camden National and its wholly-owned subsidiary, Camden National Bank, exceeded the minimum total risk-based, Tier 1, and Tier 1 leverage ratios of 10.0%, 6.0%, and 5.0%, respectively, required by the Federal Reserve for an institution to be considered "well capitalized."

On September 27, 2011, the board of directors authorized the 2011 Common Stock Repurchase Program ("2011 Plan") for the repurchase of up to 500,000 shares, or approximately 6.5% of the Company's outstanding common stock. Under the 2011 Plan, Camden National has repurchased 13,241 shares of common stock at an average price of $29.34. The 2011 Plan will expire on October 1, 2012.

About Camden National Corporation

Camden National Corporation, recently recognized by Forbes as one of "America's Most Trustworthy Companies," is the holding company employing more than 400 Maine residents for two financial services companies including Camden National Bank and the wealth management company, Acadia Trust, N.A. Camden National Bank is a full-service community bank with a network of 38 banking offices throughout Maine. Acadia Trust offers investment management and fiduciary services with offices in Portland and Ellsworth. Located at Camden National Bank, Camden Financial Consultants offers full-service brokerage and insurance services.

Forward-Looking Statements

This press release and the documents incorporated by reference herein contain certain statements that may be considered forward-looking statements under the Private Securities Litigation Reform Act of 1995, including certain plans, expectations, goals, projections, and statements, which are subject to numerous risks, assumptions, and uncertainties. Forward-looking statements can be identified by the use of the words "believe," "expect," "anticipate," "intend," "estimate," "assume," "plan," "target," or "goal," or future or conditional verbs such as "will," "may", "might", "should," "would", "could" and other expressions which predict or indicate future events or trends and which do not relate to historical matters. Forward-looking statements should not be relied on, because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of Camden National. These risks, uncertainties and other factors may cause the actual results, performance or achievements of Camden National to be materially different from the anticipated future results, performance or achievements expressed or implied by the forward-looking statements.

Some of the factors that might cause these differences include, but are not limited to, the following: continued weakness in the United States economy in general and the regional and local economies within the New England region and Maine, which could result in a deterioration of credit quality, a change in the allowance for loan losses, or a reduced demand for the Company's credit or fee-based products and services; adverse changes in the local real estate market could result in a deterioration of credit quality and an increase in the allowance for loan loss, as most of the Company's loans are concentrated in Maine, and a substantial portion of these loans have real estate as collateral; changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; inflation, interest rate, market and monetary fluctuations; adverse changes in asset; competitive pressures, including continued industry consolidation, the increased financial services provided by non-banks and banking reform; continued volatility in the securities markets that could adversely affect the value or credit quality of the Company's assets, impairment of goodwill, the availability and terms of funding necessary to meet the Company's liquidity needs, and the Company's ability to originate loans and could lead to impairment in the value of securities in the Company's investment portfolios; changes in information technology that require increased capital spending; changes in consumer spending and savings habits; new laws and regulations regarding the financial services industry including but not limited to, the Dodd-Frank Wall Street Reform & Consumer Protection Act; changes in laws and regulations including laws and regulations concerning taxes, banking, securities and insurance; and changes in accounting policies, practices and standards, as may be adopted by the regulatory agencies as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters. Additional factors that could also cause results to differ materially from those described above can be found in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements.

These forward-looking statements were based on information, plans and estimates at the date of this press release, and Camden National does not promise and assumes no obligation to update any forward-looking statements to reflect changes in underlying assumptions or factors, new information, future events or other changes.

Use of Non-GAAP Financial Measures

In addition to evaluating the Company's results of operations in accordance with GAAP, management supplements this evaluation with certain non-GAAP financial measures, such as the efficiency and tangible equity ratios, tangible book value per share, and tax equivalent net interest income. We believe these non-GAAP financial measures help investors in understanding the Company's operating performance and trends and allow for better performance comparisons to other banks. In addition, these non-GAAP financial measures remove the impact of unusual items that may obscure trends in the Company's underlying performance. These disclosures should not be viewed as a substitute for GAAP operating results, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other financial institutions. The reconciliation to the comparable GAAP financial measure can be found in this document or the Form 8-K related to this document, all of which can be found on Camden National's website at www.camdennational.com.

Annualized Data

Certain returns, yields, and performance ratios, are presented on an "annualized" basis. This is done for analytical and decision-making purposes to better discern underlying performance trends when compared to full year or year-over-year amounts.

Statement of Condition Data (unaudited)

	March 31,	March 31,	December 31,
(In thousands, except number of shares)	2012	2011	2011

Assets
Cash and due from banks	$35,732	$25,970	$39,325
Securities
Securities available for sale, at fair value	626,488	621,958	590,036
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	21,034	21,962	21,962
Total securities	647,522	643,920	611,998
Trading account assets	2,194	2,239	2,244
Loans held for sale	9,144	-	6,061
Loans	1,516,181	1,536,463	1,514,028
Less allowance for loan losses	(23,010)	(22,887)	(23,011)
Net loans	1,493,171	1,513,576	1,491,017
Goodwill and other intangible assets	44,774	45,677	45,194
Bank-owned life insurance	44,010	43,324	43,672
Premises and equipment, net	23,740	24,737	24,113
Deferred tax asset	13,131	11,660	13,486
Interest receivable	6,521	7,355	6,431
Prepaid FDIC assessment	4,507	5,648	4,796
Other real estate owned	1,898	2,190	1,682
Other assets	12,814	12,021	12,701
Total assets	$2,339,158	$2,338,317	$2,302,720

Liabilities
Deposits
Demand	$251,157	$227,027	$256,330
Interest checking, savings and money market	768,677	731,586	828,977
Retail certificates of deposit	383,258	453,724	395,431
Brokered deposits	152,656	132,344	110,628
Total deposits	1,555,748	1,544,681	1,591,366
Federal Home Loan Bank advances	221,767	167,134	136,860
Other borrowed funds	254,470	348,305	275,656
Junior subordinated debentures	43,742	43,640	43,717
Accrued interest and other liabilities	39,773	23,832	36,245
Total liabilities	2,115,500	2,127,592	2,083,844

Shareholders' Equity
Common stock, no par value; authorized 20,000,000 shares, issued and outstanding 7,684,589, 7,677,243, 7,664,975 shares on March 31, 2012 and 2011 and December 31, 2011, respectively
	51,328	50,950	51,438
Retained earnings	170,015	155,149	165,377
Accumulated other comprehensive income
Net unrealized gains on securities available for sale, net of tax	9,830	6,364	11,128
Net unrealized losses on derivative instruments, at fair value, net of tax	(5,739)	(562)	(7,264)
Net unrecognized losses on post-retirement plans, net of tax	(1,776)	(1,176)	(1,803)
Total accumulated other comprehensive income	2,315	4,626	2,061
Total shareholders' equity	223,658	210,725	218,876
Total liabilities and shareholders' equity	$2,339,158	$2,338,317	$2,302,720

Statement of Income Data (unaudited)

	Three Months Ended March 31,
(In thousands, except number of shares and per share data)	2012	2011

Interest income
Interest and fees on loans	$18,435	$19,469
Interest on U.S. government and sponsored enterprise obligations	4,116	4,885
Interest on state and political subdivision obligations	365	466
Interest on federal funds sold and other investments	49	40
Total interest income	22,965	24,860
Interest expense
Interest on deposits	2,538	3,015
Interest on borrowings	1,418	2,591
Interest on junior subordinated debentures	638	695
Total interest expense	4,594	6,301
Net interest income	18,371	18,559
Provision for credit losses	1,005	1,119
Net interest income after provision for credit losses	17,366	17,440
Non-interest income
Income from fiduciary services	1,439	1,547
Service charges on deposit accounts	1,156	1,231
Other service charges and fees	845	870
Bank-owned life insurance	339	539
Brokerage and insurance commissions	339	358
Mortgage banking income, net	336	80
Net gain (loss) on sale of securities	150	(33)
Other income	653	526
Total non-interest income before other-than-temporary
impairment of securities	5,257	5,118
Other-than-temporary impairment of securities	(29)	-
Total non-interest income	5,228	5,118
Non-interest expenses
Salaries and employee benefits	6,908	6,851
Furniture, equipment and data processing	1,223	1,200
Net occupancy	1,111	1,060
Consulting and professional fees	490	674
Regulatory assessments	435	703
Other real estate owned and collection costs	626	491
Amortization of identifiable intangible assets	144	144
Other expenses	1,982	2,162
Total non-interest expenses	12,919	13,285
Income before income taxes	9,675	9,273
Income taxes	3,092	2,934
Net income	$6,583	$6,339

Selected Financial and Per Share Data:
Return on average equity	12.01%	12.45%
Return on average tangible equity	15.10%	15.99%
Return on average assets	1.15%	1.11%
Efficiency ratio (1)	54.43%	55.27%
Basic earnings per share	$0.86	$0.83
Diluted earnings per share	$0.86	$0.83
Cash dividends declared per share	$0.25	$0.25
Weighted average number of common shares outstanding	7,672,039	7,659,970
Diluted weighted average number of common shares outstanding	7,686,933	7,672,398

(1) Computed by dividing non-interest expense by the sum of net interest income (tax equivalent) and non-interest income (excluding securities gains/losses).

Asset Quality Data (unaudited)

	At or for Three Months Ended	At or for Twelve Months Ended	At or for Nine Months Ended	At or for Six Months Ended	At or for Three Months Ended
(In thousands)	March 31, 2012	December 31, 2011	September 30, 2011	June 30, 2011	March 31, 2011

Non-accrual loans:
Residential real estate	$9,570	$9,503	$9,060	$8,581	$8,171
Commercial real estate	7,578	7,830	9,596	7,661	6,442
Commercial	4,253	3,955	4,278	3,809	3,977
Consumer	2,477	2,822	1,502	1,464	1,337
Total non-accrual loans	23,878	24,110	24,436	21,515	19,927
Loans 90 days past due and accruing	183	236	-	-	430
Renegotiated loans not included above	3,256	3,276	3,310	3,447	2,584
Total non-performing loans	27,317	27,622	27,746	24,962	22,941
Other real estate owned:
Residential real estate	1,226	791	1,098	989	251
Commercial real estate	672	891	661	827	1,939
Total other real estate owned	1,898	1,682	1,759	1,816	2,190
Total non-performing assets	$29,215	$29,304	$29,505	$26,778	$25,131

Loans 30-89 days past due:
Residential real estate	$1,961	$2,429	$1,447	$500	$2,739
Commercial real estate	3,075	2,107	1,149	1,668	2,786
Commercial	846	911	1,226	771	1,393
Consumer	245	1,793	505	344	358
Total loans 30-89 days past due	$6,127	$7,240	$4,327	$3,283	$7,276

Allowance for loan losses at the beginning of the period	$23,011	$22,293	$22,293	$22,293	$22,293
Provision for loan losses	991	4,741	3,270	2,083	1,117
Charge-offs:
Residential real estate	308	1,216	1,036	797	172
Commercial real estate	179	1,633	946	325	231
Commercial	191	1,256	1,080	755	378
Consumer	411	920	355	140	66
Total charge-offs	1,089	5,025	3,417	2,017	847
Total recoveries	97	1,002	865	630	324
Net charge-offs	992	4,023	2,552	1,387	523
Allowance for loan losses at the end of the period	$23,010	$23,011	$23,011	$22,989	$22,887

Components of allowance for credit losses:
Allowance for loan losses	$23,010	$23,011	$23,011	$22,989	$22,887
Liability for unfunded credit commitments	34	20	26	31	28
Balance of allowance for credit losses	$23,044	$23,031	$23,037	$23,020	$22,915

Ratios:
Non-performing loans to total loans	1.79%	1.82%	1.83%	1.61%	1.49%
Non-performing assets to total assets	1.25%	1.27%	1.26%	1.15%	1.08%
Allowance for credit losses to total loans	1.51%	1.52%	1.52%	1.48%	1.49%
Net charge-offs to average loans (annualized)
Quarter-to-date	0.26%	0.39%	0.30%	0.22%	0.14%
Year-to-date	0.26%	0.26%	0.22%	0.18%	0.14%
Allowance for credit losses to non-performing loans	84.36%	83.38%	83.03%	92.22%	99.89%
Loans 30-89 days past due to total loans	0.40%	0.48%	0.29%	0.21%	0.47%

Average Balance, Interest and Yield/Rate Analysis (unaudited)

	At or for the Three Months Ended			At or for the Three Months Ended
	March 31, 2012			March 31, 2011
(In thousands)	Average		Yield/	Average		Yield/
	Balance	Interest	Rate	Balance	Interest	Rate
Assets
Interest-earning assets:
Securities - taxable	$569,579	$4,162	2.92%	$572,504	$4,922	3.44%
Securities - nontaxable (1)	39,481	561	5.68%	47,631	717	6.02%
Trading account assets	2,195	3	0.63%	2,245	4	0.63%
Loans: (1) (2)
Residential real estate	581,265	7,103	4.89%	598,478	7,637	5.10%
Commercial real estate	475,303	6,032	5.02%	465,754	6,224	5.35%
Commercial	169,329	2,039	4.76%	171,900	2,233	5.20%
Municipal	13,058	172	5.30%	17,248	216	5.08%
Consumer	281,557	3,149	4.50%	282,411	3,234	4.64%
Total loans	1,520,512	18,495	4.85%	1,535,791	19,544	5.10%
Total interest-earning assets	2,131,767	23,221	4.34%	2,158,171	25,187	4.68%
Cash and due from banks	35,858			25,917
Other assets	154,811			159,138
Less allowance for loan losses	(23,080)			(22,526)
Total assets	$2,299,356			$2,320,700

Liabilities & Shareholders' Equity
Interest-bearing liabilities:
Interest checking accounts	$266,744	74	0.11%	$234,139	137	0.24%
Savings accounts	182,249	95	0.21%	168,616	103	0.25%
Money market accounts	354,996	541	0.61%	316,473	594	0.76%
Certificates of deposit	391,802	1,341	1.38%	459,906	1,725	1.52%
Total retail deposits	1,195,791	2,051	0.69%	1,179,134	2,559	0.88%
Brokered deposits	129,831	487	1.51%	112,200	456	1.65%
Junior subordinated debentures	43,730	638	5.87%	43,628	695	6.46%
Borrowings	420,950	1,418	1.35%	529,363	2,591	1.99%
Total wholesale funding	594,511	2,543	1.72%	685,191	3,742	2.22%
Total interest-bearing liabilities	1,790,302	4,594	1.03%	1,864,325	6,301	1.37%

Demand deposits	254,176			227,834
Other liabilities	34,441			22,047
Shareholders' equity	220,437			206,494
Total liabilities & shareholders' equity	$2,299,356			$2,320,700

Net interest income (fully-taxable equivalent)		18,627			18,886
Less: fully-taxable equivalent adjustment		(256)			(327)
Net interest income		$18,371			$18,559

Net interest rate spread (fully-taxable equivalent)			3.31%			3.31%
Net interest margin (fully-taxable equivalent)			3.48%			3.49%

(1) Reported on tax-equivalent basis calculated using a tax rate of 35%.
(2) Non-accrual loans and loans held for sale are included in total average loans.

Selected Financial Data (unaudited)

	March 31,
	2012	2011

Tier 1 leverage capital ratio	9.70%	8.93%
Tier 1 risk-based capital ratio	14.90%	13.84%
Total risk-based capital ratio	16.16%	15.10%
Tangible equity to tangible assets (1)	7.80%	7.20%
Book value per share	$29.10	$27.45
Tangible book value per share (2)	$23.28	$21.50

Investment Data (unaudited)

	March 31, 2012
	Amortized	Unrealized	Unrealized	Fair
(In thousands)	Cost	Gains	Losses	Value

Available for sale
Obligations of U.S. government sponsored enterprises	$10,000	$77	$-	$10,077
Obligations of states and political subdivisions	35,996	2,380	-	38,376
Mortgage-backed securities issued or guaranteed by
U.S. government sponsored enterprises	548,158	16,472	(870)	563,760
Private issue collateralized mortgage obligations (CMO)	12,210	-	(1,759)	10,451
Total debt securities	606,364	18,929	(2,629)	622,664
Equity securities	5,000	-	(1,176)	3,824
Total securities available for sale	$611,364	$18,929	$(3,805)	$626,488

Other securities
Federal Home Loan Bank Stock	$20,103	$-	$-	$20,103
Federal Reserve Bank Stock	931	-	-	931
Total other securities	$21,034	$-	$-	$21,034

Trading account assets				$2,194

(1) Computed by dividing total shareholders' equity less goodwill and other intangible assets by total assets less goodwill and other intangible assets.
(2) Computed by dividing total shareholders' equity less goodwill and other intangible assets by the number of common shares outstanding.

Reconciliation of non-GAAP to GAAP Financial Measures

Camden National presents its efficiency ratio using non-GAAP information. The GAAP-based efficiency ratio is non-interest expenses divided by net interest income plus non-interest income from the Consolidated Statements of Income. The non-GAAP efficiency ratio excludes other-than-temporary impairment charges from non-interest expenses, excludes securities gains and losses from non-interest income, and adds the tax-equivalent adjustment to net interest income. The following table provides a reconciliation of between the GAAP and non-GAAP efficiency ratio:

	Three Months Ended March 31,
(In Thousands)	2012	2011
Non-interest expense, as presented	$12,919	$13,285
Net interest income, as presented	18,371	18,559
Effect of tax-exempt income	256	327
Non-interest income	5,228	5,118
(Gains) losses on sale of securities	(150)	33
Other-than-temporary impairment of securities	29	—
Adjusted net interest income plus non-interest income	$23,734	$24,037
Non-GAAP efficiency ratio	54.43%	55.27%
GAAP efficiency ratio	54.74%	56.11%

The following table provides a reconciliation of tax-equivalent net interest income to net interest income in accordance with GAAP. A 35.0% tax rate was used in both March 31, 2012 and 2011.

	Three Months Ended March 31,
(In Thousands)	2012	2011
Net interest income, as presented	$18,371	$18,559
Effect of tax-exempt income	256	327
Net interest income, tax equivalent	$18,627	$18,886

The following table provides a reconciliation of tangible book value per share to book value per share, which has been prepared in accordance with GAAP:

	March 31,	March 31,	December 31,
(In Thousands, Except per Share Data)	2012	2011	2011
Shareholders' equity	$223,658	$210,725	$218,876
Less goodwill and other intangibles	44,774	45,677	45,194
Tangible shareholders' equity	$178,884	$165,048	$173,682
Shares outstanding at period end	7,684,589	7,677,243	7,664,975
Tangible book value per share	$23.28	$21.50	$22.66
Book value per share	$29.10	$27.45	$28.56

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CONTACT: Susan M. Westfall, Senior Vice President, Clerk, Camden National Corporation, +1-207-230-2096, swestfall@camdennational.com